Exhibit 99

 RETRACTABLE TECHNOLOGIES, INC. REPORTS CHANGE TO MEETING DATE

LITTLE ELM, Texas, April 30, 2020—Retractable Technologies, Inc. (NYSE American: RVP) (the “Company”) today announced that, due to the public health impact of the coronavirus (COVID-19) pandemic, and related health and travel concerns, the date of the 2020 annual meeting of shareholders of Retractable Technologies, Inc. (the “Annual Meeting”) has been changed to June 22, 2020 at 10:00 a.m. The adjourned meeting is expected to be held at Little Elm Town Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068. However, the Company has also secured a vendor to assist in facilitating a virtual meeting on June 22, 2020 if an in-person meeting is still not advisable due to COVID-19 concerns. If the format of the meeting is changed to a virtual meeting, a notice will be distributed by press release.

A notice regarding the change to the date of the Annual Meeting (the “Notice”) is being filed with the Securities and Exchange Commission together with this press release. Additional information regarding the Annual Meeting, shareholder participation and voting is provided in the Notice.

The Company manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. The Company’s products are distributed by various specialty and general line distributors.

For more information on Retractable Technologies, Inc., visit its website at www.retractable.com.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer